Exhibit 10.4

UNSECURED CONVERTIBLE LOAN AGREEMENT

         This Agreement dated as of November 28, 2008, is among GreenChek Technology Inc., a Nevada corporation ("GCHK" or “Borrower”) and Lincoln Parke, ("LP" or “Lender”), (collectively, the “Parties”).

         GCHK wishes to borrow from LP, and LP wishes to lend to GCHK, a total amount of USD 300,000.00 in the form of an unsecured convertible subordinated loan.

         Parties refer to Section 7 which provides for a conditional capital stock increase, in order to enable GCHK to issue the necessary number of shares required in case of conversion of the hereunder defined loan.

         Parties agree as follows:

1.      Total Amount of Loan

         The total amount of the loan is USD 300,000.00.

2.      Delivery of the Funds by LP

LP will immediately provide for a transfer of said funds to GCHK. GCHK will acknowledge receipt of that amount and acknowledge owing USD 300,000.00 to LP, with reference to the present Agreement.

3.      Repayment of Loan by GCHK

All unpaid principal shall be due and payable on the earlier to occur of the second anniversary of the LP/GCHK Agreement or the closing of a financing of USD 1,000,000.00 or more (such date is referred to as "Due Date").

         Reservation is made for provisions of Section 6.2 hereunder.

4.      Prepayment

GCHK may not prepay any portion of the principal sum prior to the Due Date, unless authorized to do so in writing by LP.

5.      Interest

         No interest shall be due on the principal.

6.      Subordination

         6.1.     Principle

In the event of any receivership, insolvency or bankruptcy proceedings instituted by or against GCHK, or execution sale of any of the assets of GCHK, or proceedings, whether or not judicial, for dissolution or liquidation of GCHK, or any distribution or division, partial to complete, of all or any part of the assets of GCHK, the claim derived from this loan will be subordinated to the payment in full of all third party claims.

         6.2.     Possibility of Conditional Waiver

Furthermore, before any receivership, insolvency or bankruptcy proceedings, in the event that excessive debt of GCHK would require     steps to be taken, LP will accept, unless it exercises its conversion option according to Section 7 hereunder, to draft an agreement, according to which its claim against GCHK would be conditionally waived.

7.      Conversion

         7.1.     Conversion at the Option of LP

At the option of LP, all or part (corresponding to the conversion of any possible number of shares) of the unpaid principal then outstanding may be converted into shares of common stock of GCHK, at any time starting from the first anniversary date until Due Date, providing that LP gives a thirty day notice in writing.

         7.2.     Conversion Price

Subject to adjustment as provided in Sections 7.3 and 7.5 below, the initial price per share of common stock into which part of outstanding loan shall be converted shall be deemed to be the closing market price on Conversion Date, less a 25% discount. Upon such conversion, the amount of outstanding principal so converted shall be deemed paid and no longer outstanding hereunder.

         7.3.     Adjustments to Conversion Price

In the event the outstanding shares of common stock shall be combined or consolidated (by reclassification or otherwise) into a lesser number of shares of common stock, the conversion price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased. In the event the outstanding shares of common stock shall be subdivided (by stock split, by stock dividend or otherwise) into a greater number of shares of common stock, the conversion price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.

         7.4.     Conversion Modalities

LP will notify GCHK in writing, with the thirty day notice mentioned at Section 7.1, its will to exercise the option to convert, specifying the number of shares converted and the amount of the loan paid, and the day of the conversion. Such notice will refer to Section 7 related to the conditional increase of capital.

         7.5.     Conversion at the Option Market

At the option of GCHK, all or part (corresponding to the conversion of any possible number of shares) of the unpaid principal then outstanding may be converted into shares of common stock of GCHK on (i) the closing of a financing of USD 1,000,000 or more or (ii) the Due Date. The conversion price shall be as provided in Section 7.2 above, and shall be subject to the adjustments provided in Section 7.3. Conversion at the closing of a financing shall be automatic. Conversion on the Due Date shall occur if GCHK shall have so notified LP at least 30 days prior to Due Date.

8.      Attorney's Fees

If the principle is not paid in full when due, GCHK hereby agrees to pay to LP, in addition to such amount owed pursuant to the loan, all costs and expenses of collection, including a reasonable sum for attorney’s fees.

9.      Governing Law

This Agreement shall be governed by and construed in accordance with the federal laws of Canada.

GREENCHEK TECHNOLOGY INC.                     LINCOLN PARKE

  By:  TONI BOQUIREN                              By:  LINCOLN PARKE
Title:  Chief Financial Officer                        Title:  Lender